Exhibit 99.1

Full Results from PhaseBio Phase 1 Clinical Trial of PB2452 Published in the New England Journal of Medicine and Presented at the American College of Cardiology’s 68th Annual Scientific Session

PB2452 achieved immediate and sustained reversal of ticagrelor antiplatelet effects

Results support continued development of PB2452 as ticagrelor reversal agent

Malvern, PA, and San Diego, CA, March 17, 2019 — PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for orphan diseases, today announced that results from the Phase 1 clinical trial of PB2452, a novel reversal agent for the antiplatelet drug ticagrelor, demonstrated that PB2452 provided immediate and sustained reversal of ticagrelor antiplatelet effects without report of drug-related serious adverse events. The results were published online today in the New England Journal of Medicine (NEJM) in a paper titled, “An Antibody-Based Ticagrelor Reversal Agent in Normal Volunteers” and were presented by Deepak Bhatt, M.D., M.P.H., executive director of Interventional Cardiovascular Programs at Brigham and Women’s Hospital and professor at Harvard Medical School, in a featured clinical research session at the American College of Cardiology’s 68th Annual Scientific Session (ACC.19) in New Orleans.

“Patients taking ticagrelor to reduce the risk of a cardiac event are currently without an effective method to reverse its antiplatelet effects, which increases the risk of spontaneous major bleeding and can quickly produce life-threatening bleeding should they require emergency surgery,” said Dr. Bhatt. “The results from the Phase 1 trial demonstrate that intravenous PB2452 provided immediate and sustained reversal of ticagrelor antiplatelet activity, thereby potentially reducing the bleeding risk associated with ticagrelor. The data support further evaluation of PB2452 for the reversal of the antiplatelet effects of ticagrelor in emergency situations involving major bleeding and to enable emergent or urgent surgery in patients.”

The first-in-human, randomized, double-blind, placebo-controlled Phase 1 clinical trial evaluated the safety, efficacy and pharmacokinetics of intravenous PB2452 as a ticagrelor reversal agent in healthy volunteers. Sixty-four volunteers aged 18 to 50 years received either PB2452 or placebo. Ten sequential cohorts evaluated doses of PB2452 ranging from 0.1 to 18 grams (g) of PB2452. Cohorts one to three assessed doses of 0.1, 0.3 and 1.0 g of PB2452 infused for 30 minutes in the absence of ticagrelor pretreatment to assess initial safety. Cohorts four to six received 30-minute infusions of 1.0, 3.0 and 9.0 g of PB2452 or placebo following ticagrelor pretreatment for 48 hours. Cohorts seven to ten received an 18 g fixed dose of PB2452 or placebo through various infusion regimens. PB2452 demonstrated dose-linear increases in mean exposure across the dose range. Platelet function was assessed using light transmission aggregometry, a point-of-care P2Y12 platelet-reactivity test, and vasodilator stimulated phosphoprotein (VASP) assays.

The results demonstrated that PB2452 reversed the antiplatelet effects of ticagrelor without report of any drug-related serious adverse events, dose-limiting toxicities or infusion-related reactions. The most frequently reported treatment-emergent adverse event was infusion site bruising (8.3 percent). There were no adverse events leading to study drug discontinuation or hospitalization.

“We are encouraged by the clinically meaningful results from the Phase 1 trial, which demonstrate the potential of PB2452 to provide immediate and sustained reversal of ticagrelor antiplatelet activity,” said John Lee, M.D., Ph.D., Chief Medical Officer of PhaseBio. “Furthermore, PB2452 exhibited a very favorable safety profile in healthy volunteers. Today’s oral presentation at ACC.19 and simultaneous publication in the New England Journal of Medicine highlight the strength of the data and the potential for PB2452 to address significant unmet medical need. We look forward to initiating a Phase 2a trial of PB2452 in the first half of this year and continuing to evaluate PB2452 as the first reversal agent for ticagrelor.”

The abstract is available on the Publications page of the PhaseBio website: www.phasebio.com.

About PB2452

PB2452 is a novel, recombinant, human monoclonal antibody antigen-binding fragment, or Fab fragment, designed to reverse the antiplatelet activity of ticagrelor in major bleeding and urgent surgery situations. In Phase 1 clinical and preclinical studies, PB2452 achieved immediate and complete reversal of ticagrelor’s antiplatelet activity, which has the potential to bring life-saving therapeutic benefit by increasing the safety of ticagrelor and mitigating concerns regarding the bleeding risk associated with antiplatelet drugs. There are currently no approved reversal agents for ticagrelor or any other antiplatelet drugs.

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies to treat orphan diseases, with an initial focus on cardiopulmonary disorders. The company’s lead development candidate is PB2452, a novel reversal agent for the antiplatelet therapy ticagrelor. PhaseBio is also leveraging its proprietary elastin-like polypeptide (“ELP”) technology platform to develop therapies with the potential for less-frequent dosing and improved pharmacokinetics. PhaseBio’s second product candidate PB1046, which is based on ELP, is a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension.

PhaseBio is located in Malvern, PA and San Diego, CA. For more information, please visit www.phasebio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements.

Forward-looking statements include statements concerning our clinical trials and our research, development and regulatory plans for PB2452, PB1046 and our ELP research programs. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

Risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our quarterly report on Form 10-Q for the quarter ended September 30, 2018. These forward-looking statements speak only as of the date hereof, and PhaseBio Pharmaceuticals, Inc. disclaims any obligation to update these statements except as may be required by law.

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Investor Contact:

John Sharp

PhaseBio Pharmaceuticals, Inc.

Chief Financial Officer

(610) 981-6506

john.sharp@phasebio.com

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